Exhibit 10.26

GESCHÄFTSFÜHRER- DIENSTVERTRAG	MANAGING DIRECTOR SERVICE CONTRACT

zwischen der	Between

Cision Germany GmbH, eingetragen im Handelsregister des Amtsgerichts Frankfurt am Main unter der HRB-Nummer 87462, mit Sitz und Anschrift in Hanauer Landstrasse 287 60314, Frankfurt, vertreten durch die alleinige Gesellschafterin Canyon UK Investments, Ltd.

- die "Gesellschaft" -

Cision Germany GmbH, registered in the commercial register of the local court of Frankfurt am Main under HRB 87462 and having its registered office at Hanauer Landstrasse 287 60314, Frankfurt, represented by its sole shareholder Canyon UK Investments, Ltd.

- the "Company" -

und	And

Herrn Dr. Rainer Mathes, Maler-Müller-Str. 10, 55545 Bad Kreuznach, Deutschland - der "Geschäftsführer" -	Dr. Rainer Mathes, Maler-Müller-Str. 10, 55545 Bad Kreuznach, Germany - the "Managing Director" -

Präambel	Preamble

Herr Dr. Mathes wird mit Wirkung zum 23 January 2018 zum Geschäftsführer der Gesellschaft bestellt.	Dr. Mathes will be appointed as managing director of the Company with effect as of 23 January 2018.

Mit diesem Geschäftsführer-Dienstvertrag (nachfolgend „Dienstvertrag“) sollen die Rechtsverhältnisse zwischen der Gesellschaft und dem Geschäftsführer – unter Aufhebung und Ersetzung sämtlicher bisheriger (auch mündlicher) Anstellungsverträge – mit Wirkung ab dem 23 January 2018 geregelt werden.	This Managing Director Service Contract (hereinafter “Service Contract”) shall with effect as of 23 January 2018 provide the legal basis in respect of the service relationship between the Managing Director and the Company – replacing any existing (including unwritten) employment or service agreements between them.

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	Gegenstand dieses Dienstvertrags ist allein die Tätigkeit des Geschäftsführers im Hinblick auf die Gesellschaft und die verbundenen Gesellschaften in Deutschland. Die Tätigkeit als Präsident der „CISION Global Insights Division” in den USA wird durch einen separaten Vertrag mit der US-amerikanischen Muttergesellschaft geregelt.		The subject of this Service Contract is the Managing Director’s activity in respect of the Company and its Affiliated Companies in Germany. The activity as president of “CISION Global Insights Division” in the US is governed by a separate agreement with the US parent company.

1.	AUFGABEN UND PFLICHTEN / VERTRETUNGSMACHT	1.	TASKS AND DUTIES / POWER OF REPRESENTATION

1.1.	Der Geschäftsführer vertritt die Gesellschaft – sofern nicht nur ein Geschäftsführer bestellt ist – gesamtvertretungsberechtigt gerichtlich und außergerichtlich mit einem anderen Geschäftsführer oder einem Prokuristen und ist mit der verantwortlichen Leitung ihres gesamten Geschäftsbetriebes betraut. Darüber hinaus ist er CEO des Cision Global Insights Business in Deutschland.	1.1.	The Managing Director shall – provided more than one managing director has been appointed – represent the Company in and out of court with joint representative authority together with another managing director or an authorised signatory (Prokurist) and is responsible for the management of his entire business operation. Furthermore, the Managing Director shall be the CEO of the Cision Global Insights Business in Germany.

1.2.	Die Gesellschaft ist jederzeit berechtigt, dem Geschäftsführer weitere und/oder andere Aufgaben in Bezug auf die Gesellschaft zuzuweisen. Diese weiteren oder anderen Aufgaben sind mit dem Festgehalt gemäß Ziffer 3.1. vollständig abgegolten.	1.2.	The Company is entitled to assign to the Managing Director any additional and/or different tasks in relation to the Company. Such additional or other tasks are fully compensated with the fixed annual salary pursuant to Clause 3.1.

1.3.	Der Geschäftsführer ist verpflichtet, die weiteren Geschäftsführer fortlaufend über wichtige, über den Umfang gewöhnlicher Geschäfte hinausgehende Angelegenheiten zu unterrichten und gemeinsame Entscheidungen herbeizuführen.	1.3.	The Managing Director is obliged to regularly inform the other managing directors about important matters outside the ordinary course of business and to reach common decisions.

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1.4.	Der Geschäftsführer hat die Geschäfte mit der Sorgfalt eines ordentlichen Geschäftsmanns zu führen und die ihm nach Gesetz, Gesellschaftsvertrag, Geschäftsordnung der Geschäftsführung sowie diesem Dienstvertrag obliegenden Pflichten gewissenhaft zu erfüllen. Des Weiteren wird er die Weisungen des Gesellschafters oder eines Beirats, sofern ein solcher gebildet wird, stets befolgen. Er wird außerdem bestehende Zustimmungsvorbehalte stets beachten.	1.4.	The Managing Director shall manage the affairs of the Company with the diligence of a prudent businessman and shall diligently fulfil his obligations under the laws, the articles of association, the rules of procedure of the management and this Service Contract. Furthermore, the Managing Director shall at all times comply with the instructions of the shareholder or an advisory board, if established. He shall, furthermore, comply at all times with existing consent requirements.

1.5.	Die Gesellschaft ist jederzeit berechtigt, weitere Geschäftsführer zu ernennen und die Vertretungsbefugnis des Geschäftsführers zu ändern.	1.5.	The Company may appoint further managing directors and may change the responsibilities and rules of representation of the Managing Director at any time.

1.6.	Der Geschäftsführer wird auf Wunsch der Gesellschaft auch Ämter und Aufgaben, z. B. als Geschäftsführer, Aufsichtsratsmitglied, o.ä. in Unternehmen übernehmen, die mit der Gesellschaft im Sinne von § 15 AktG verbunden sind ("Verbundene Unternehmen"). Auf Wunsch der Gesellschaft wird der Geschäftsführer auch Tätigkeiten in Verbänden oder Ehrenämter übernehmen. Soweit nicht ausdrücklich etwas anderes vereinbart wird, entstehen durch die Übernahme solcher Aufgaben oder Tätigkeiten keine weiteren Anstellungsverhältnisse und keine gesonderten Vergütungsansprüche. Sollte der Geschäftsführer für die Wahrnehmung solcher Ämter oder Aufgaben eine gesonderte Vergütung erhalten, wird diese auf die Vergütung nach diesem Geschäftsführeranstellungsvertrag angerechnet. Auf solche Tätigkeiten findet Ziffer 2.2. keine Anwendung.	1.6.	At the request of the Company, the Managing Director shall assume offices and tasks, e.g. as Managing Director, supervisory board member as well as similar offices in companies affiliated with the Company in the sense of Sec. 15 of the German Stock Companies Act ("Affiliated Companies"). At the request of the Company, the Managing Director shall also take up activities in associations or honorary positions. Unless otherwise expressly agreed, no other employment relationships or individual remuneration claims shall arise from the assumption of such offices or tasks. If the Managing Director receives a remuneration for the assumption of such offices or tasks, this remuneration will be set off against the remuneration pursuant to this Managing Director’s Services Agreement. Clause 2.2. shall not apply to such offices or tasks.

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1.7.	Arbeitsort ist Mainz, Deutschland. Die Tätigkeit ist mit Reisen verbunden.	1.7.	The place of work shall be Mainz, Germany. The Managing Director will have to travel frequently.

2.	ARBEITSZEIT UND NEBENTÄTIG-KEITEN	2.	WORKING TIME AND SIDE AC-TIVITIES

2.1.	Der Geschäftsführer wird – unter Berücksichtigung der Tätigkeit als Präsident der „CISION Global Insights Division” – seine volle Arbeitskraft sowie sein ganzes Wissen und Können der Gesellschaft bzw. den Verbundenen Unternehmen widmen. Der Geschäftsführer ist in der Gestaltung seiner Arbeitszeit unter Beachtung der betrieblichen Belange frei.	2.1.	Taking his tasks and activities as president of “CISION Global Insights Division” into account, the Managing Director shall dedicate to the Company and to the Affiliated Companies his full working capacity as well as all of his knowledge and skills. The Managing Director is free to allocate his working time, taking operational needs of the Company into account.

2.2.	Für jede anderweitige entgeltliche oder unentgeltliche Tätigkeit einschließlich Ehrenämter, Aufsichtsrats-, Beirats- oder ähnliche Mandate ist die vorherige schriftliche Zustimmung der Gesellschafterin oder eines von der Gesellschafterin benannten Vertreters einzuholen. Die Gesellschafterin wird die Zustimmung erteilen, wenn nach ihrer Einschätzung die Interessen der Gesellschaft oder Verbundener Unternehmen durch die Nebentätigkeit nicht beeinträchtigt werden. Die Zustimmung kann zur Sicherung der Interessen der Gesellschaft oder Verbundener Unternehmen mit zeitlichen und/oder inhaltlichen Beschränkungen versehen werden. Eine einmal erteilte Zustimmung ist jederzeit unter Beachtung angemessener Fristen widerruflich, sofern nach Einschätzung der Gesellschafterin die Interessen der Gesellschaft oder Verbundener Unternehmen durch die Nebentätigkeit beeinträchtigt werden können.	2.2.	The assumption of any side activity, whether or not against payment, including honorary appointments, offices in supervisory or advisory bodies or similar mandates shall require the prior written approval of the Company’s shareholder or a representative designated by the shareholder. The shareholder will grant such approval if, according to its own assessment, the interests of the Company or Affiliated Companies are not affected by the side activity. The approval can be made subject to limitations as regards time and/or content to safeguard the interests of the Company or Affiliated Companies. A granted approval can be revoked at any time by observing an adequate notification period, if, according to the shareholder's own assessment, the Company's or Affiliated Company's interests can be negatively affected by the side activity.

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3.	GEHALT	3.	SALARY

3.1.	Der Geschäftsführer erhält ein jährliches Festgehalt in Höhe von EUR 157.500,00 brutto, das in zwölf gleichen Teilbeträgen am Ende eines jeden Kalendermonats gezahlt wird. Das jährliche Festgehalt wird bei unterjährigem Ein- oder Austritt pro rata temporis gezahlt.	3.1.	The Managing Director shall receive a fixed annual salary of EUR 157,500.00 gross, payable in twelve equal instalments at the end of each calendar month. The fixed annual salary will be paid pro rata temporis for periods amounting to less than a year.

3.2.	Sämtliche Leistungen des Geschäftsführers für die Gesellschaft und Verbundene Unternehmen, sämtliche Überstunden sowie Samstags-, Sonn- und Feiertagsarbeit sind mit dem Festgehalt nach Ziffer 3.1. abgegolten.	3.2.	All services of the Managing Director for the Company and Affiliated Companies, any overtime work and work on Saturdays, Sundays and holidays are compensated by the fixed salary pursuant to Clause 3.1.

4.	KRANKHEIT	4.	ILLNESS

	Bei einer vorübergehenden Arbeitsunfähigkeit wird das Festgehalt gemäß Ziffer 3.1. für einen Zeitraum von bis zu sechs Wochen entsprechend der gesetzlichen Regelungen des Entgeltfortzahlungsgesetzes (EFZG) gewährt, längstens bis zum Ende des Dienstvertrags.		In the event that the Managing Director is temporarily unable to work, he will continue to receive his fixed salary pursuant to Clause 3.1. for a period of up to six weeks corresponding to statutory rules (German Entgeltfortzahlungsgesetz, EFZG), but not beyond the end of this Service Contract.

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5.	AUSLAGEN	5.	EXPENSES

	Reisekosten, Spesen und sonstige im Interesse der Gesellschaft getätigte angemessene Auslagen werden dem Geschäftsführer nach Aufwand gegen Vorlage steuerlich anerkennungsfähiger Belege auf der Basis der jeweils geltenden betrieblichen Regelungen erstattet.		The Company will, on the basis of the applicable internal guidelines as amended from time to time, reimburse the Managing Director for any travel expenses and other reasonable expenditures which were spent in the interest of the Company. This will be subject to the provision of receipts suitable for submission for tax purposes.

6.	DIENSTWAGEN	6.	COMPANY CAR

6.1.	Die Gesellschaft stellt dem Geschäftsführer zur Erfüllung seiner Aufgaben einen angemessenen Dienstwagen zur Verfügung, dessen Leasingrate plus Versicherungen den Betrag von monatlich EUR 2.400 brutto nicht übersteigt. Der Geschäftsführer ist berechtigt, den Dienstwagen auch privat zu nutzen. Die auf die private Nutzung entfallenden Steuern trägt der Geschäftsführer.	6.1.	The Company shall provide the Managing Director with an adequate company car for the fulfilment of his tasks. and the lease cost plus insurance shall not exceed EUR 2,400 gross per month. The Managing Director is entitled to also use the company car for private purposes. The Managing Director will bear any taxes resulting from the private use of the company car.

6.2.	Bei Beendigung des Dienstvertrags oder bei Freistellung des Geschäftsführers von seiner Arbeitspflicht ist der Geschäftsführer verpflichtet, den Dienstwagen unverzüglich an die Gesellschaft zurückzugeben. Ein Anspruch auf Entschädigung für die entfallende Privatnutzung besteht nicht. Ein Zurückbehaltungsrecht des Geschäftsführers an dem Dienstwagen besteht ebenfalls nicht.	6.2.	Upon termination of the Service Contract or upon the Managing Director’s release from his work duties, the Managing Director is obligated to immediately return the company car to the Company. A claim to compensation for the ceasing private use does not exist. The Managing Director shall have no right of retention as regards the company car.

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7.	URLAUB	7.	VACATION

7.1.	Der Geschäftsführer hat Anspruch auf bezahlten Jahresurlaub von 32 Arbeitstagen. Dauer und Zeitpunkt sind jeweils unter Vorrang der geschäftlichen Belange der Gesellschaft in Abstimmung mit den jeweils ernannten weiteren Geschäftsführern und der Gesellschafterin der Gesellschaft festzulegen.	7.1.	The Managing Director will be entitled to 32 days paid annual leave per year. The duration and the time of the vacation shall be determined in agreement with the other managing directors and the Company's shareholder, whereby the business interests of the Company take priority.

7.2.	Der jährliche Anspruch auf Erholungsurlaub bleibt dem Geschäftsführer bis zum 31. März des Folgejahres erhalten, sofern der Geschäftsführer den Erholungsurlaub aus geschäftlichen Gründen während des Kalenderjahres nicht nehmen kann. Danach verfällt der Urlaubsanspruch aus dem jeweiligen Vorjahr ersatzlos. Eine Urlaubsabgeltung erfolgt nicht.	7.2.	If the Managing Director was unable to take his vacation days during the calendar year due to business reasons, unused vacation days will be carried over until 31 March of the following calendar year. Any vacation days from the previous calendar year not taken by this date shall forfeit without compensation.

8.	GEHEIMHALTUNG	8.	CONFIDENTIALITY

8.1.	Der Geschäftsführer hat über alle Betriebs- und Geschäftsgeheimnisse der Gesellschaft sowie Verbundenen Unternehmen sowohl gegenüber Dritten wie auch gegenüber nicht berechtigten Arbeitnehmern der Gesellschaft strengstes Stillschweigen zu bewahren. Betriebs- und Geschäftsgeheimnisse sind alle geschäftlichen, betrieblichen, organisatorischen und technischen Kenntnisse, Vorgänge und Informationen, die nur einem beschränkten Personenkreis zugänglich und die nicht als offenkundig anzusehen sind.	8.1.	The Managing Director undertakes to treat as strictly confidential vis-à-vis third parties and employees of the Company who are not entitled to such knowledge all business and trade secrets of the Company or Affiliated Companies. As business and trade secrets shall be deemed all business, operational, organisational and technical knowledge, processes and information that have been entrusted to the Managing Director or to which he has gained access which cannot be regarded as being common knowledge and which are only accessible to a limited group of people.

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8.2.	Gleiches gilt für betriebliche Angelegenheiten vertraulicher Natur, die als solche von der Gesellschaft oder Dritten schriftlich gekennzeichnet oder mündlich bezeichnet bzw. offensichtlich als solche zu erkennen sind. Der Begriff der betrieblichen Angelegenheiten vertraulicher Natur beinhaltet insbesondere Handelsinformationen, Know-how, interne Prozesse, die Identität und Anforderungen von Kunden, sowie Informationen, die die Gesellschaft von Dritten unter Verpflichtung zur Vertraulichkeit erlangt hat, des weiteren Strategie- und Finanzplanungen, Finanzdaten, Preisberechnungen, Verkaufs- und Marketingpläne und zugehörige Informationen, jeweils soweit diese nicht bereits Betriebs- oder Geschäftsgeheimnisse darstellen.	8.2.	The same shall apply to any business affairs of a confidential nature that have been identified by the Company or third parties as such in writing or orally or that are clearly discernible as being confidential. The term business affairs of a confidential nature in particular includes trade information, know-how, internal procedures, the identity and requirements of customers as well as information received by the Company from third parties under a duty of secrecy, furthermore strategic and financial planning, financial data, pricing calculations, sales and marketing plans and related information, in each case to the extent that these do not already constitute trade or business secrets.

8.3.	Von den in den vorstehenden Ziffern 8.1. und 8.2. genannten Verpflichtungen ausgenommen sind lediglich solche Informationen, deren Weitergabe an Dritte zur ordnungsgemäßen Erfüllung der dem Geschäftsführer übertragenen Aufgaben oder zur Erfüllung einer gesetzlichen Pflicht erforderlich oder ihm seitens der Gesellschaft zuvor schriftlich (Textform) gestattet worden ist. Dem Geschäftsführer ist es untersagt, solche Geschäfts- und Handelsgeheimnisse zu seinen Gunsten oder zum Gunsten Dritter zu nutzen. Ist der Geschäftsführer verpflichtet, gegenüber Dritten Geschäfts-/Betriebsgeheimnisse oder betriebliche Angelegenheiten vertraulicher Natur offenzulegen, so wird er dies zuvor der Gesellschaft anzeigen, damit diese eventuell notwendigen Maßnahmen (Stellung eines Rechtsbeistands, Mitteilungen gegenüber Gerichten/Behörden zur Vertraulichkeit etc.) einleiten kann.	8.3.	The only exceptions to Clause 8.1. and 8.2. shall be information that needs to be passed on to third parties for the proper completion of the tasks assigned to the Managing Director or to fulfill a statutory obligation or where the Company has given its written confirmation (in text form) that he may disclose. The Managing Director may also not use such business and trade secrets to his own benefit or to the benefit of a third party. In case of any obligation of the Managing Director to disclose trade or business secrets or business affairs of a confidential nature, the Managing Director undertakes to inform the Company of this obligation in advance, so the Company may implement any required measures (e.g. assignment of legal counsel, information of third parties on the confidentiality etc.).

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8.4.	Soweit die in den Ziffern 8.1. bis 8.3. genannten Verpflichtungen Betriebs- und Geschäftsgeheimnisse im Sinne des UWG betreffen, gelten diese Verpflichtungen auch nach dem Ende des Dienstverhältnisses weiter, bis diese Betriebs- und Geschäftsgeheimnisse offenkundig werden. Im Übrigen gelten die in Ziffer 8.1. bis Ziffer 8.3. genannten Verpflichtungen für eine Dauer von fünf Jahren auch nach dem Ende des Dienstverhältnisses, soweit der Geschäftsführer unter Berücksichtigung der berechtigten Interessen der Gesellschaft nicht unangemessen in seinem beruflichen Fortkommen eingeschränkt oder ganz daran gehindert ist.	8.4.	To the extent the obligations stated in the Clauses 8.1. to 8.3. concern business and company secrets within the meaning of the German Unfair Trade Practices Act (UWG), these obligations shall continue to apply beyond the end of the service relationship until these business and company secrets become common knowledge. Furthermore, the obligations under the Clauses 8.1. to 8.3. shall continue to apply for a duration of five years after the end of the service relationship if the Managing Director is not partly or completely restricted in his professional advancement in consideration of the legitimate interests of the Company.

8.5.	Der Geschäftsführer wird darauf hingewiesen, dass er bei Verletzung der vorgenannten Pflichten mit einer Kündigung des Dienstverhältnisses bzw. mit Schadensersatz- und/oder Unterlassungsansprüchen der Gesellschaft oder Dritten rechnen muss. Der Verrat bzw. die unberechtigte Verwertung von Betriebs- und/oder Geschäftsgeheimnissen sind gemäß §§ 17, 18 UWG strafbar.	8.5.	The Managing Director is hereby informed that any breach of the aforementioned duties may lead to a termination of the service relationship and/or to damage and injunctive claims of the Company or third parties. Any breach or unlawful use of trade and business secrets constitutes a criminal offence under section 17, 18 of the German Unfair Trade Practices Act (UWG).

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8.6.	Öffentliche Erklärungen, die der Geschäftsführer während oder nach Beendigung dieses Dienstvertrages abgeben will und die die Interessen der Gesellschaft oder Verbundener Unternehmen berühren, bedürfen der vorherigen schriftlichen Zustimmung der Gesellschafterin oder eines von der Gesellschafterin benannten Vertreters. Dies gilt sowohl für den Inhalt der Erklärung als auch für deren Form.	8.6.	Public announcements which the Managing Director wishes to make during or after the end of this Service Contract and which affect the interests of the Company of Affiliated Companies require the prior written approval of the Company’s shareholder or a representative designated by the shareholder. This applies both with respect to the content of the announcement and its form.

9.	ERFINDUNGEN UND SONSTIGE ARBEITSERGEBNISSE	9.	INVENTIONS AND OTHER WORK RESULTS

9.1.	Der Geschäftsführer ist verpflichtet, technische Verbesserungsvorschläge und Diensterfindungen (§§ 2-4 Arbeitnehmererfindungsgesetz), welche er allein oder in Zusammenwirken mit anderen gemacht hat, der Gesellschaft unverzüglich, spätestens aber innerhalb von zehn Arbeitstagen, unter Angabe der technischen Aufgabe, der Lösung und des Zustandekommens der Erfindung zu melden. Der Meldung sind vorhandene Aufzeichnungen beizufügen.	9.1.	The Managing Director shall, without undue delay, at the latest within ten working days, notify the Company in writing of any proposals for technical improvements and of service inventions (Sections 2 to 4 of the German Employer Inventions Act - Arbeitnehmererfindungsgesetz)., he may have made, be it alone or in cooperation with others, stating the technical task, the solution and the way in which the invention arose. Eventual notes shall be attached to the notification.

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9.2.	Der Geschäftsführer überträgt bereits jetzt der Gesellschaft unentgeltlich sämtliche Rechte an diesen technischen Verbesserungsvorschlägen und Erfindungen, einschließlich des Rechts, weltweit entsprechende Patente und/oder Gebrauchsmuster in eigenem Namen anzumelden. Der Geschäftsführer verpflichtet sich, die Gesellschaft auf Aufforderung bei der Anmeldung von entsprechenden Patenten und/oder Gebrauchsmustern zu unterstützen.	9.2.	The Managing Director transfers to the Company free of charge any and all rights pertaining to these technical improvements and service inventions, including the worldwide right to register corresponding patents and/or utility models in his own name. The Managing Director shall support the Company upon request in any such registrations of patents and/or utility models.

9.3.	Der Geschäftsführer hat jegliche Handlungen zu unterlassen, welche der Erlangung eines Schutzrechts durch die Gesellschaft entgegenstehen können.	9.3.	The Managing Director shall refrain from any action detrimental to the obtainment of an intellectual property right by the Company.

9.4.	Für alle nach dem Urheberrecht schutzfähigen Arbeitsergebnisse, die der Geschäftsführer während der Dauer dieses Dienstvertrags mit Bezug zu ihren Aufgaben innerhalb und außerhalb der Arbeitszeit erstellt, überträgt er der Gesellschaft das ausschließliche, zeitlich, räumlich und inhaltlich unbeschränkte Nutzungs- und Verwertungsrecht für alle Nutzungsarten.	9.4.	To all work results that can be protected under copyright law which the Managing Director achieves on and off-time during the term of this Service Contract and which are related to the duties under this Service Contract, the Managing Director transfers to the Company the exclusive, unrestricted (with regard to time and content; as well as applying worldwide) right of use and exploitation in all exploitation methods and manners of use.

9.5.	Der Geschäftsführer verzichtet auf sonstige ihm als Urheber zustehenden Rechte an den Arbeitsergebnissen, insbesondere auf das Recht auf Namensnennung, auf Bearbeitung und auf Veröffentlichung, mit Ausnahme der Rückrufsrechte. Das Rückrufsrecht wegen Nichtbenutzung wird er jedoch für fünf Jahre nicht ausüben. Die Gesellschaft ist zur Nutzung und Verwertung der übertragenen Rechte nicht verpflichtet.	9.5.	The Managing Director waives any right he may have as to the work results in his capacity as creator, especially the right of being named, the right to adapt and to publish the work, but not including the right to call back. However, he will not exercise his right to call back due to lack of exploitation within five years. The Company is not obliged to make use of or to exploit the rights assigned.

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9.6.	Der Geschäftsführer versichert, dass er über die übertragenen Rechte nicht bereits anderweitig verfügt hat und nicht verfügen wird. Die Einräumung von Rechten nach Ziffer 9.2. und 9.4. und der Verzicht auf Rechte gemäß Ziffer 9.5. sind mit der Vergütung nach Ziffer 3.1. abgegolten.	9.6.	The Managing Director guarantees that he has not assigned the rights to any other third party and that he will not do so in the future. The remuneration according to Clause 3.1. shall cover the assignment of rights pursuant to Clause 9.2. and 9.4. and the waiver of rights pursuant to clause 9.5.

10.	DATENSCHUTZ	10.	DATA PROTECTION

10.1.	Der Geschäftsführer willigt ein, dass seine personenbezogenen Daten unter Beachtung der gesetzlichen Vorschriften und im Rahmen der Zweckbestimmung des Dienstverhältnisses zur Personalplanung und -verwaltung gespeichert und verarbeitet werden können.	10.1.	The Managing Director agrees to his personal information being stored and processed for human resources planning and administration in accordance with the statutory provisions and the purposes of the service relationship.

10.2.	Zur Wahrung des Datengeheimnisses nach § 5 Bundesdatenschutzgesetz unterzeichnet der Geschäftsführer eine gesonderte Erklärung. Diese Verpflichtung auf das Datengeheimnis gilt auch nach Beendigung des Dienstverhältnisses fort.	10.2.	The Managing Director will sign a separate declaration to maintain data confidentiality as provided in section 5 of the Federal Data Protection Act (Bundesdatenschutzgesetz). This confidentiality obligation will remain in effect after termination of the service relationship.

11.	LAUFZEIT / KÜNDIGUNG / ABBERRUFUNG	11.	CONTRACT TERM / NOTICE / REMOVAL

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11.1.	Dieser Dienstvertrag beginnt am 23 January 2018 und wird auf unbestimmte Zeit geschlossen.	11.1.	This Service Contract shall be effective as of 23 January 2018 and is concluded for an indefinite period of time.

11.2.	Beide Parteien können diesen Vertrag mit einer Frist von sechs (6) Monaten zum Monatsende kündigen.		The contract may be terminated by either party giving six (6) months notice with effect to the end of a calendar month.

11.3.	Das beiderseitige Recht zur Kündigung dieses Dienstvertrages aus wichtigem Grund bleibt unberührt. Als wichtiger Grund gilt insbesondere ein Verstoß des Geschäftsführers gegen ihm auferlegte Beschränkungen der Geschäftsführungsbefugnis/Zustimmungsvorbe-halte, gegen das Wettbewerbs- oder das Abwerbeverbot oder die Nichtbeachtung von Weisungen der Gesellschafterin seitens des Geschäftsführers.	11.3.	The right of either party to terminate this Service Contract for important reasons (cause) remains unaffected. In particular, an important reason shall be deemed to exist if the Managing Director is in breach with the limitations of his management authority/consent requirements, the prohibition of competition or of enticement or if the Managing Director does not comply with instructions of the shareholder.

11.4.	Die Bestellung zum Geschäftsführer kann durch Beschluss der Gesellschafter jederzeit widerrufen werden (Abberufung).	11.4.	The appointment as Managing Director may be revoked at any time by means of a resolution taken by the shareholders (removal).

11.5.	Jede Kündigung bedarf der Schrift- oder Textform nach den Regelungen des Bürgerlichen Gesetzbuchs (BGB).	11.5.	Any notice of termination must be given in writing or in text form according to the German Civil Code.

12.	FREISTELLUNG	12.	RELEASE FROM WORK

12.1	Nach einer Abberufung oder Amtsniederlegung durch den Geschäftsführer oder im Falle einer sonstigen Beendigung des Amts als Geschäftsführer ist die Gesellschaft berechtigt, den Geschäftsführer jederzeit unter Fortzahlung des Festgehalts gemäß Ziffer 3.1. bis zur rechtlichen Beendigung des Dienstverhältnisses widerruflich oder unwiderruflich von der Pflicht zur Arbeitsleistung freizustellen.	12.1.	In case of a revocation of the Managing Director's appointment, of a resignation from office by the Managing Director himself or of any ending of the Managing Director's office, the Company is entitled to revocably or irrevocably release the Managing Director from his further activities for the Company during the remaining term of this Service Contract. In case of release, the Managing Director shall be entitled to continued remuneration pursuant to Clause 3.1. of this Service Contract.

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12.2.	Das vertragliche Wettbewerbsverbot wird durch eine Freistellung nicht berührt. Jedweder anderweitiger Erwerb, der unter Verletzung des vertraglichen Wettbewerbsverbots erzielt wird, ist auf die vertragliche Vergütung anzurechnen. Dies gilt – abweichend von vorstehender Ziffer 12.2. – unabhängig von etwaigen Urlaubsansprüchen. Die Geltendmachung von Schadensersatzansprüchen durch die Gesellschaft wegen der Verletzung des vertraglichen Wettbewerbsverbots bleibt unberührt.	12.2.	The contractual prohibition of competition shall continue to apply during the release from the duty to work. Any income earned by the Managing Director through a violation of the contractual prohibition of competition shall be credited against the contractual remuneration. This shall – deviating from Clause 12.2. – apply irrespective of any vacation claims. The Company’s right to claim damages based on the violation of the contractual prohibition of competition shall remain unaffected.

13.	EIGENTUM, RÜCKGABE VON GEGENSTÄNDEN UND UNTERLAGEN, LÖSCHUNG VON KOPIEN	13.	OWNERSHIP, RETURN OF ITEMS AND DOCUMENTS, DELETING COPIES

13.1.	Alle dem Geschäftsführer zur Verfügung gestellten Gegenstände sowie alle die Gesellschaft berührenden Unterlagen und Daten der Gesellschaft, unabhängig davon, wer diese erstellt hat und in welcher Form oder auf welchen Datenträgern, verbleiben im Eigentum der Gesellschaft. Der Geschäftsführer verpflichtet sich, geschäftliche Unterlagen und Daten aller Art, einschließlich der sich auf dienstliche Angelegenheiten und Tätigkeiten beziehenden persönlichen Aufzeichnungen, sorgfältig aufzubewahren und vor dem Zugriff unbefugter Dritter zu schützen.	13.1.	All objects and all documents affecting the Company and all data belonging to the Company, irrespective of who has created them and in which design or on which data medium, made available to the Managing Director shall remain property of the Company. The Managing Director undertakes to carefully store and to safeguard against unauthorized access by third parties any business documents and data, including his personal notes on business matters or tasks.

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13.2.	Auf Verlangen der Gesellschaft und spätestens bei Beendigung dieses Dienstvertrages oder im Falle einer durch die Gesellschaft erfolgten Freistellung des Geschäftsführers hat dieser unverzüglich sämtliche Gegenstände, Unterlagen und Daten der Gesellschaft einschließlich etwaiger Abschriften oder Kopien, welche sich in seinem Besitz befinden, vollständig an die Gesellschaft herauszugeben und elektronisch gespeicherte Kopien hiervon zu löschen. Gleiches gilt für Gegenstände, Unterlagen und Daten, die der Geschäftsführer im Rahmen seiner Tätigkeit selbst erstellt oder von Dritten erhalten hat.	13.2.	Upon the Company's request and, at the latest, upon the termination of this Service Contract or the Managing Director's release from work, the Managing Director shall return to the Company without undue delay any and all items, documents and data in his possession belonging to the Company, including reproductions and copies, and delete any electronic copies thereof. The same applies to objects, documents and data created by the Managing Director or received from third parties in the course of his employment.

13.3.	Über die Vollständigkeit der Herausgabe derartiger Gegenstände, Unterlagen und Daten sowie das Löschen der Kopien hat der Geschäftsführer der Gesellschaft auf Verlangen eine schriftliche Erklärung abzugeben.	13.3.	Upon request by the Company, the Managing Director must provide the Company with a written statement confirming that all such items, documents and data have been returned and any electronic copies have been deleted.

13.4.	Die Geltendmachung von Gegenansprüchen oder eines Zurückbehaltungsrechts durch den Geschäftsführer ist ausgeschlossen.	13.4.	Any right of the Managing Director to assert counterclaims or exercise rights of retention is hereby excluded.

14.	VERTRAGLICHES WETTBEWERBSVERBOT	14.	CONTRACTUAL PROHIBITION OF COMPETITION

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14.1.	Dem Geschäftsführer ist es untersagt, während der Dauer des Dienstverhältnisses in selbständiger, unselbständiger oder sonstiger Weise (z.B. als Mitarbeiter, Selbständiger, Berater oder Geschäftsführer) für ein Unternehmen tätig zu werden, welches mit der Gesellschaft oder einem Verbundenen Unternehmen in direktem oder indirektem Wettbewerb steht. In gleicher Weise ist es dem Geschäftsführer untersagt, während der Dauer dieses Dienstvertrages ein solches Wettbewerbsunternehmen, unmittelbar oder mittelbar, zu errichten, zu erwerben oder sich hieran finanziell zu beteiligen. Letzteres gilt nicht für Beteiligungen in Höhe von weniger als zwei Prozent des gezeichneten Kapitals.	14.1.	During the period of the service relationship, the Managing Director shall not become active, be it on a self-employed or dependent basis or otherwise (e.g. as an employee, on a self-employed basis, as an advisor or managing director), for an enterprise that is, directly or indirectly, in competition with the Company or any of its Affiliated Companies. Likewise, the Managing Director is prohibited from, directly or indirectly, establishing, acquiring or participating financially in such a competing enterprise. The prohibition to participate financially does not apply if the participation amounts to less than 2% of the nominal capital.

14.2.	Im Falle des Verstoßes gegen das Wettbewerbsverbot in Ziffer 14.1. ist der Geschäftsführer zur Herausgabe des durch den Verstoß erzielten Erlöses an die Gesellschaft verpflichtet. Die Gesellschaft ist berechtigt, Unterlassung des Verstoßes gegen das Wettbewerbsverbot zu verlangen und/oder eine Kündigung aus wichtigem Grund auszusprechen.	14.2.	In the event that the Managing Director does not comply with the prohibition of competition pursuant to Clause 14.1. he is obliged to pay to the Company any revenues resulting from the breach of the prohibition of competition. The Company is entitled to demand compliance with the prohibition of competition and/or to serve notice of termination for cause.

15.	NACHVERTRAGLICHES WETTBEWERBSVERBOT	15.	POST-CONTRACTUAL PROHIBITION OF COMPETITION

15.1.	Für die Dauer von 12 Monaten nach dem rechtlichen Ende des Dienstverhältnisses verpflichtet sich der Geschäftsführer, nicht in selbständiger, unselbständiger oder sonstiger Weise (z.B. als Mitarbeiter, Selbständiger, Berater oder Geschäftsführer) für ein anderes Unternehmen tätig zu werden, welches mit der Gesellschaft oder Verbundenen Unternehmen in direktem oder indirektem Wettbewerb steht. In gleicher Weise ist dem Geschäftsführer untersagt, ein solches Wettbewerbsunternehmen, unmittelbar oder mittelbar, zu errichten, zu erwerben oder sich hieran finanziell zu beteiligen. Letzteres gilt nicht für Beteiligungen in Höhe von weniger als fünf Prozent des gezeichneten Kapitals. Das nachvertragliche Wettbewerbsverbot bezieht sich räumlich auf Tätigkeiten in der Bundesrepublik Deutschland.	15.1.	For a period of 12 months after the service relationship has legally ended, the Managing Director shall not be active for an enterprise that directly or indirectly competes with the Company or any of its Affiliated Companies, be it on a self-employed or dependent basis or otherwise (e.g. as an employee, on an self-employed basis, as an advisor or managing director). Likewise, the Managing Director is prohibited from, directly or indirectly, establishing, acquiring or participating financially in such a competing enterprise. The prohibition to participate financially does not apply if the participation amounts to less than 5% of the nominal capital. This post-contractual prohibition of competition is geographically restricted to activities carried out in the Federal Republic of Germany.

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15.2.	“Wettbewerb” im Sinne dieser Ziffer 15 wird definiert durch den Geschäftsbetrieb der Gesellschaft und der Verbundenen Unternehmen zum Zeitpunkt des Ausscheidens des Geschäftsführers und in den zwei Jahren davor insoweit, als der Geschäftsführer zu Angelegenheiten dieses Geschäftsbetriebs Zugang hatte oder mit der Wahrnehmung der Interessen der Gesellschaft oder Verbundener Unternehmen in diesem Geschäftsbetrieb betraut war.	15.2.	“Competition“ within the meaning of this Clause 15. shall be defined by the business of the Company or any of its Affiliated Companies at the time of the Managing Director leaving the Company and in the two years preceding his leaving the Company, insofar as the Managing Director was privy to matters concerning the business operations or was entrusted with safeguarding the interests of the Company or Affiliated Companies as regards its business operations.

15.3.	Für die Dauer des nachvertraglichen Wettbewerbsverbots verpflichtet sich die Gesellschaft, dem Geschäftsführer monatlich 50 % des von ihm zuletzt bezogenen monatlichen Festgehalts zu zahlen. Während der Verbotsdauer ist der Geschäftsführer verpflichtet, der Gesellschaft zum Abschluss jedes Kalendervierteljahres die Höhe seiner anderweitigen Einkünfte (nach Abzug von Betriebs- und Werbungskosten) nachzuweisen. Wenn und solange der Geschäftsführer dieser Verpflichtung nicht nachkommt, entfällt der Anspruch auf die Karenzentschädigung.	15.3.	For the term of the post-contractual prohibition of competition, the Company undertakes to pay the Managing Director on a monthly basis a compensation in the amount of 50% of his last monthly fixed salary. For the duration of the prohibition, the Managing Director shall proof to the Company the total amount of his other income (after deduction of operating costs and income-related expenses). If, and as long as the Managing Director does not meet this obligation, he shall not be entitled to compensation.

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15.4.	Auf die Entschädigung gemäß Ziffer 17.5. sind entsprechend § 74 c HGB diejenigen Einkünfte anzurechnen, die der Geschäftsführer während der Dauer des nachvertraglichen Wettbewerbsverbotes aus selbständiger, unselbständiger oder sonstiger Erwerbstätigkeit erzielt oder zu erzielen unterlässt. Zu den anzurechnenden Einkünften zählt auch ein ggf. vom Geschäftsführer bezogenes Arbeitslosengeld.	15.4.	During the term of the post-contractual prohibition of competition, other income shall be credited against the compensation under Clause 15.3. according to Sec. 74c German Commercial Code (Handelsgesetzbuch). This shall apply to any income resulting from any gainful employment be it on a self-employed or dependent basis or other activities or any income that he maliciously fails to acquire. In addition, any unemeployment benefits shall be credited as well.

15.5.	Die Gesellschaft kann jederzeit vor dem rechtlichen Ende des Dienstverhältnisses, durch schriftliche Erklärung auf das nachvertragliche Wettbewerbsverbot verzichten. In diesem Fall wird die Gesellschaft mit Ablauf von sechs Monaten seit der Verzichtserklärung von ihrer Verpflichtung zur Zahlung einer Karenz-entschädigung nach Ziffer 15.3. frei.	15.5.	The Company may, at any time prior to the legal end of the service relationship, waive the post-contractual prohibition of competition by way of a written declaration. In such case, the Company shall be released from its obligation to make a compensation payment as per Clause 15.3. upon the expiry of six months from issuing such waiver.

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15.6.	Im Falle einer außerordentlichen Kündigung des Dienstvertrages steht dem Kündigungsberechtigten das Recht zu, innerhalb eines Monats nach Zugang der außerordentlichen Kündigung aus wichtigem Grund gegenüber dem anderen Teil schriftlich zu erklären, dass er sich an das nachvertragliche Wettbewerbsverbot nicht mehr gebunden fühlt. In diesem Fall wird die Gesellschaft von der Verpflichtung zur Zahlung der Karenzentschädigung nach Ziffer 15.3. frei.	15.6.	In the case of a summary termination for good cause, the party terminating the Service Contract for good cause may, within one month of receipt of the notice for good cause serve a written statement to the other party, declaring that the post-contractual prohibition of competition shall no longer be binding. If such a declaration is issued, the Company shall be released from its obligation to make a compensation payment as per Clause 15.3.

15.7.	Im Übrigen gelten die Vorschriften der §§ 74 ff. HGB entsprechend, insbesondere § 74a HGB (geltungserhaltende Reduktion).	15.7.	In all other cases, the provisions of Sec. 74 et seq. of the German Commercial Code shall apply mutatis mutandis, in particular Sec. 74a German Commercial Code (partial retention).

15.8.	Wird dieser Dienstvertrag wegen Eintritt in den Ruhestand, wegen Berufsunfähigkeit oder nach Erreichen des gesetzlichen Renteneintrittsalters beendet, tritt das nachvertragliche Wettbewerbsverbot nicht in Kraft.	15.8.	The post-contractual prohibition of competition shall not apply in the case of a termination of the service relationship due to retirement, occupational incapacity or after the Managing Director reaches the statutory pension age.

15.9.	Für jede Handlung, durch die der Geschäftsführer das nachvertragliche Wettbewerbsverbot schuldhaft verletzt, hat der Geschäftsführer der Gesellschaft eine Vertragsstrafe in Höhe von 1/12-tel des zuletzt bezogenen festen Jahresgehalts zu zahlen. Zugleich entfällt für den Monat, in dem die Zuwiderhandlung erfolgt ist, eine etwaige Pflicht der Gesellschaft zur Zahlung der Karenzentschädigung nach Ziffer 15.3.	15.9.

For each action resulting in the culpable breach of the post-contractual prohibition of competition, the Managing Director shall pay to the Company a contractual penalty in the amount of 1/12 of his fixed annual gross salary. At the same time the Company’s obligation to pay a compensation under Clause 15.3. lapses for the month the breach of the post-contractual prohibition of competition occurs.

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Für die Verwirkung der Vertragsstrafe gilt folgendes: Besteht der Verstoß in der Errichtung oder dem Erwerb eines Wettbewerbsunternehmens oder der Beteiligung an einem Wettbewerbsunternehmen oder in der Eingehung, Durchführung oder Unterstützung eines Dauerschuldverhältnisses (insbesondere eines Arbeits-, Dienst-, Berater- oder Vertreterverhältnisses), liegt ein Dauerverstoß vor. Bei einem Dauerverstoß wird die Vertragsstrafe, solange der Dauerverstoß rechtlich besteht, für jeden angefangenen Kalendermonat neu verwirkt. Handelt es sich um mehrere einzelne Verstöße, wird die Vertragsstrafe jeweils gesondert verwirkt, auch innerhalb eines Kalendermonats; soweit einzelne Verstöße jedoch im Rahmen eines Dauerverstoßes erfolgen, sind diese von der für den Dauerverstoß verwirkten Vertragsstrafe umfasst. Bei der Verwirkung mehrerer Vertragsstrafen in einem Kalendermonat ist der Gesamtbetrag der zu zahlenden Vertragsstrafen auf sechs Zwölftel des jährlichen Bruttofestgehalts beschränkt.

Die Geltendmachung eines über die Vertragsstrafe hinausgehenden Schadens durch die Gesellschaft bleibt unberührt. Dies gilt ebenfalls für die Geltendmachung sonstiger Ansprüche aufgrund der Verletzung des nachvertraglichen Wettbewerbsverbots.

For the forfeiture of the contractual penalty the following shall apply: if the breach consists of setting up, acquiring or holding an interest in a competing company or entering into, implementing or supporting a contract for the performance of a continuing obligation (e.g. an employment, service, consultancy or agency contract), an ongoing breach exists. In the case of an ongoing breach, the contractual penalty shall be forfeited anew for each full or partial month as long as the ongoing breach legally exists. If multiple individual breaches exist, the contractual penalty is forfeited separately, also within one calendar month; however, if individual breaches occur within the scope of an ongoing breach, they shall be covered by the contractual penalty owed for the ongoing breach. Where several contractual penalties are forfeited in one calendar month, the total amount of the contractual penalties to be paid shall be limited to 6/12 of the fixed annual gross salary.

The assertion of damages over and above the contractual penalty by the Company shall remain unaffected. The same shall apply to the assertion of any other claims arising from the breach of the post-contractual prohibition of competition.

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16.	ABWERBEVERBOT	16.	NON-SOLICITATION

	Der Geschäftsführer verpflichtet sich, während der Laufzeit des Dienstverhältnisses und für die Dauer des nachvertraglichen Wettbewerbsverbots weder direkt noch indirekt für sich oder für Dritte Angestellte der Gesellschaft oder Verbundener Unternehmen abzuwerben.		The Managing Director undertakes for the period of the service relationship and for the term of the post-contractual prohibition of competition, not to entice away or hire, either directly or indirectly, employees of the Company or Affiliated Companies for himself or for third parties.

17.	WOHLVERHALTEN	17.	GOOD CONDUCT

	Beide Seiten verpflichten sich, während der Dauer des Dienstverhältnisses und auch nach dessen Beendigung negative Behauptungen über die jeweils andere Seite zu unterlassen.		Both parties undertake to refrain from negative statements against each other during the period of the service relationship as well as after the termination of the service relationship.

18.	AUSKUNFTSPFLICHT	18.	DUTY OF DISCLOSURE

	Der Geschäftsführer erklärt sich damit einverstanden, während einer etwaigen Freistellung und auch nach der Beendigung des Dienstverhältnisses Nachfragen der Gesellschaft im Zusammenhang mit seiner Tätigkeit nach bestem Wissen zu beantworten und die Gesellschaft im Rahmen des Zumutbaren auch in allen weiteren Angelegenheiten, die im Zusammenhang mit seiner Tätigkeit stehen, zu unterstützen (z.B. bei internen Ermittlungen oder Rechtsstreitigkeiten mit Dritten). Die Parteien sind sich darüber einig, dass hinsichtlich der Beantwortung entsprechender Anfragen und der sonstigen Unterstützung der Gesellschaft kein gesonderter Vergütungsanspruch besteht.		In the event of a release from the duty to work as well as after the termination of the service relationship, the Managing Director agrees to respond to requests of the Company with respect to his work to the best of his knowledge and to support the Company with reasonable efforts with respect to any other matters related to his work for the Company (e.g. internal investigations or legal disputes with third parties). The parties agree that the Managing Director is not entitled to any further remuneration with respect to any answers or support given by the Managing Director to the Company.

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19.	ABSCHLIESSENDE VEREINBARUNG, SCHRIFTFORM, SALVATORISCHE KLAUSEL, ANWENDBARES RECHT	19.	FINAL PROVISIONS, WRITTEN FORM, SALVATORY CLAUSE, APPLICABLE LAW

19.1.	Dieser Dienstvertrag enthält sämtliche Vereinbarungen der Parteien hinsichtlich der Bestimmungen und Bedingungen des Dienstverhältnisses. Er ersetzt alle etwaigen früheren Vertragsverhältnisse, Vereinbarungen oder sonstige vertraglichen Abreden. (Mündliche) Nebenabreden sind nicht getroffen.	19.1.	This Contract contains all agreements between the Parties regarding the terms and conditions of the service relationship. It replaces any previous contractual relationships, agreements or other contractual understandings. No (oral) side agreements have been made.

19.2.	Änderungen oder Ergänzungen dieses Dienstvertrags bedürfen zu ihrer Rechtswirksamkeit der Schriftform und der Zustimmung der Gesellschafter, sofern sie nicht auf einer ausdrücklichen oder einer individuell ausgehandelten Abrede beruhen. Dies gilt ausdrücklich auch für die Änderung und Aufhebung dieser Schriftformklausel.	19.3.	Unless resulting from an agreement expressly made or individually negotiated, any modifications of or additions to this Service Contract shall be made in writing to be valid. This shall also apply expressly to any change or termination of this written form clause.

19.3.	Sollte eine Bestimmung dieses Dienstvertrages rechtsunwirksam sein oder werden, so wird die Geltung der übrigen Bestimmung dieses Dienstvertrages hierdurch nicht berührt. Die Parteien sind in einem solchen Fall verpflichtet, die rechtsunwirksamen Bestimmungen durch eine Regelung zu ersetzen, welche dem wirtschaftlich verfolgten Zweck der ungültigen Bestimmung am nächsten kommt. Das gleiche gilt im Fall einer Regelungslücke.	19.4.	If any provision of this Service Contract is or becomes invalid, the other provisions of this Service Contract shall remain in full force and effect. In such case, the parties are obligated to agree on a provision, which comes closest to what was economically intended under such invalid provision. This shall also apply in the case of a gap.

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19.4.	Dieser Dienstvertrag unterliegt dem Recht der Bundesrepublik Deutschland. Allein die deutsche Fassung ist maßgeblich.	19.5.	This Service Contract shall be governed by the laws of the Federal Republic of Germany. Only the German version shall be binding.

	USA, 23 January 2018		23 January 2018
	(Ort/Place, Datum/Date)		(Ort/Place, Datum/Date)

	/s/ Jacob Pearlstein		/s/ Dr. Rainer Mathes
	Jacob Pearlstein, für / for Canyon UK Investments, Ltd als alleinige Gesellschafterin der / as the sole shareholder of Cision Germany GmbH		Dr. Rainer Mathes

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